UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2014

AMERICAN MIDSTREAM PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 16th Street, Suite 310 Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 457-6060
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
On May 22, 2014, and effective June 1, 2104, pursuant to the Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC, as amended, Rose M. Robeson was appointed to the board of directors (the “Board”) of American Midstream GP, LLC, the general partner of American Midstream Partners, LP. Prior to her appointment to the Board, Ms. Robeson most recently served as Senior Vice President and Chief Financial Officer of DCP Midstream GP, LLC, the General Partner of DCP Midstream Partners LP, from 2012 to 2014. Ms. Robeson also served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012. Prior to her appointment as CFO of DCP Midstream LLC, Ms. Robeson was the Vice President and Treasurer at DCP, and previously served as Vice President and Treasurer at Kinder Morgan as well as in a number of finance and accounting positions at Total Petroleum (North America) Ltd. Ms. Robeson began her career primarily with Ernst & Young as a certified public accountant. We believe that Ms. Robeson’s over 30 years of experience in finance and over 25 years of experience in the energy industry provide her with the necessary skills to be a member of the Board.
Following Ms. Robeson’s appointment, the Audit Committee of the Board consists of Donald R. Kendall Jr., Rose M. Robeson, Joseph W. Sutton and Gerald A. Tywoniuk, each of whom the Board has determined is an independent director as defined by both the Securities Exchange Act of 1934, as amended, and the applicable sections of the New York Stock Exchange Listed Company Manual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Midstream Partners, LP

By: American Midstream GP, LLC,
its General Partner
Date:
May 27, 2014	By:	/s/ Daniel C. Campbell
	Name:	Daniel C. Campbell
	Title:	Senior Vice President and Chief Financial Officer